UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2026

BYRNA TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-132456	71-1050654
(Commission File Number)	(IRS Employer Identification No.)

100 Burtt Road, Suite 115
Andover, MA 01810
(Address and Zip Code of principal executive offices)

(978) 868-5011
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	BYRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2026, the Board of Directors (the “Board”) of Byrna Technologies Inc. (the “Company”) increased the size of the Board from seven to eight members and appointed Matthew McBrady, Ph.D. to fill the resulting vacancy, effective immediately.

Dr. McBrady, age 55, currently serves as Chief Financial Officer of GoBrands, Inc., the parent company of GoPuff, a leading global quick commerce company, since 2025. Prior to joining GoBrands in 2025, he spent five years as Professor of Practice in Finance at the Darden Graduate School of Business Administration at the University of Virginia (the “Darden School”).

Prior to his most recent tenure at the Darden School, Dr. McBrady spent more than a decade as a private equity and hedge fund investor, including serving as Managing Director and Chief Investment Officer of the Multi-Strategy Hedge Funds at BlackRock, Inc. (NYSE: BLK); Managing Director and Head of Investment Strategy and Risk Management at Silver Creek Capital Management; and Senior Associate and Vice President in the North American Private Equity group at Bain Capital.

Earlier in his career, Dr. McBrady held roles in academia and as a senior economics policy advisor. He served as a Professor of Finance at the Darden School from 2003 to 2006 and the Wharton School of the University of Pennsylvania from 2002 to 2003. From 1998 to 2000, he served as an international economist for President Clinton’s Council of Economic Advisers and the U.S. Department of the Treasury, where he was involved in shaping the administration’s response to the Asian financial crisis.

Dr. McBrady currently serves as an advisor to several impact investing funds and as a Director and longstanding Investment Committee Member and Chair of Global Partnerships, a non-profit impact investor and pioneer in the impact-first debt markets in Latin America and Africa. He previously served on the board of Axon Enterprise (Nasdaq: AXON) from 2001 to 2014 and again from 2016 to 2026. During his tenure, he Chaired the Audit Committee, Compensation Committee, and the M&A and Capital Structure Committee, and served as a member of the Enterprise Risk and Compliance Committee.

Dr. McBrady holds a B.A. in Economics from Harvard University, an M.Sc. in International Economics from Oxford University, where he was a Marshall Scholar, and a Ph.D. in Business Economics from Harvard University.

Dr. McBrady will be entitled to receive compensation for his service on the Board consistent with the Company’s standard compensation program for non‑employee directors, as described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A as previously filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2026, which description is incorporated herein by reference.

There are no arrangements or understandings between Dr. McBrady and any other person pursuant to which he was appointed as a director of the Company, and there are no family relationships between Dr. McBrady and any director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Dr. McBrady was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000, and in which Dr. McBrady had or will have a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On September 2, 2026, the Company issued a press release announcing the appointment of Dr. McBrady to the Board, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”).

The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

99.1*	Press Release of Byrna Technologies Inc. dated September 2, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYRNA TECHNOLOGIES INC.

Date: September 3, 2026	By:	/s/ Laurilee Kearnes
Name: Laurilee Kearnes Title: Chief Financial Officer